Exhibit 99.1

For Immediate Release

MF Global Enhances Its Agreement with Man Group

Continues to Clear 90% of Listed Futures and Options

NEW YORK – March 26, 2008 – MF Global Ltd., a leading broker of exchange traded futures and options, today announced that it has modified an exclusive clearing agreement with Man Investments, a subsidiary of MF Global’s former parent and largest shareholder, Man Group plc. While Man Group remains committed, under the terms of the original agreement, to clear 90% of the listed futures and options transactions of certain managed funds through MF Global, the new arrangement will ultimately remove the need for MF Global to allocate up to $800 million of its existing liquidity.

Under the original agreement established at the time of MF Global’s spin-off and initial public offering in July 2007, MF Global had committed to provide clearing services for 90% of listed derivative transactions on an exclusive basis to certain independent fund entities managed by Man Investments. For OTC instruments, principally in foreign exchange (FX), MF Global had committed to provide a facility of up to $800 million to fund unrealized gains.

Man Investments intends to identify new providers for forward FX services, while continuing on a non-exclusive basis to use MF Global to clear spot FX trades, which generally require funding support at substantially lower levels. MF Global will continue to provide segregation for any unrealized gains for spot FX positions as well as for a number of current forward FX transactions until such transactions settle.

MF Global estimates that for the nine months ended December 31, 2007, foreign exchange and other OTC transactions cleared for Man Investments funds accounted for less than one percent of the company’s pre-tax profit.

Kevin Davis, CEO of MF Global, said, “This is a very positive development because it is an attractive way to redeploy a portion of our available liquidity for general corporate purposes, while continuing our excellent working relationship with Man Group.”

As previously announced, MF Global has $1.4 billion of undrawn, committed liquidity facilities.

MF Global Ltd.

Clarendon House

2 Church Street

Hamilton HM 11, Bermuda

Tel 441-296-1274

ABOUT MF GLOBAL

MF Global Ltd. (NYSE: MF), formerly Man Financial, is the leading broker of exchange-listed futures and options in the world. It provides execution and clearing services for exchange- traded and over-the counter derivative products as well as for non-derivative foreign exchange products and securities in the cash market. MF Global is uniquely diversified across products, trading markets, customers and regions. Its worldwide client base of more than 130,000 active accounts ranges from financial institutions, industrial groups, hedge funds and other asset managers to professional traders and private/retail clients. MF Global operates in 12 countries on more than 70 exchanges, providing access to the largest and fastest growing financial markets in the world. It is the leader by volume on many of these markets and on a single day averages eight million lots, more than most of the world’s largest derivatives exchanges. For more information, please visit mfglobal.com.

FORWARD-LOOKING STATEMENT

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Forward-looking statements in this press release, including statements relating to the Company’s future revenues and earnings, plans, strategies, objectives, expectations and intentions, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy, and some of which might not be anticipated. We caution you not to place undue reliance on these forward-looking statements. We refer you to the Company’s filings with the Securities and Exchange Commission (SEC) for a description of the risks and uncertainties the Company faces.

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Contacts:

Media	Diana DeSocio, 212.589.6282, ddesocio@mfglobal.com
Investors	Lisa Kampf, 212.589.6592, lkampf@mfglobal.com
Media or Investors	Jeremy Skule, 212.319.1253, jskule@mfglobal.com